Exhibit 99.1

American Financial Group, Inc. Announces Second Quarter Results

•	Net earnings per share of $2.34; includes $0.04 per share loss from after-tax non-core items

•	Second quarter core net operating earnings per share of $2.38

•	Second quarter annualized ROE of 17.9%; core operating ROE of 18.2%

•	Net written premiums up 10% year-over-year; 5% renewal rate increases excluding workers’ compensation

•	Full year 2023 core net operating earnings guidance revised to $10.15 to $11.15 per share, from $11.00 to $12.00 per share estimated previously

CINCINNATI – August 2, 2023 – American Financial Group, Inc. (NYSE: AFG) today reported 2023 second quarter net earnings of $200 million ($2.34 per share) compared to $167 million ($1.96 per share) for the 2022 second quarter. Net earnings for the 2023 second quarter included after-tax non-core realized losses on securities of $1 million ($0.02 per share loss), and a $1 million loss ($0.02 per share loss) on retirement of debt. By comparison, net earnings in the 2022 second quarter included net after-tax non-core items that reduced net income by $76 million ($0.89 per share loss). Other details may be found in the table on the following page.

Core net operating earnings were $202 million ($2.38 per share) for the 2023 second quarter, compared to $243 million ($2.85 per share) in the 2022 second quarter. The year-over-year decrease was due primarily to the impact of elevated catastrophe losses and lower favorable prior year reserve development on underwriting profit in the Specialty Property and Casualty (“P&C”) insurance operations compared to the very strong second quarter of 2022. These items were partially offset by significantly higher net investment income in the 2023 second quarter. Additional details for the 2023 and 2022 second quarters may be found in the table below. Core net operating earnings for the second quarters of 2023 and 2022 generated annualized returns on equity of 18.2% and 20.7%, respectively.

	Three Months Ended June 30,
Components of Pretax Core Operating Earnings	2023	2022	2023	2022	2023	2022
In millions, except per share amounts	Before Impact of		Alternative		Core Net Operating
	Alternative Investments		Investments		Earnings, as reported
P&C Pretax Core Operating Earnings	$244	$283	$55	$62	$299	$345
Other expenses	(22)	(14)	—	—	(22)	(14)
Holding company interest expense	(19)	(23)	—	—	(19)	(23)

Pretax Core Operating Earnings	203	246	55	62	258	308
Related provision for income taxes	44	52	12	13	56	65

Core Net Operating Earnings	$159	$194	$43	$49	$202	$243

Core Operating Earnings Per Share	$1.87	$2.28	$0.51	$0.57	$2.38	$2.85
Weighted Avg Diluted Shares Outstanding	85.2	85.3	85.2	85.3	85.2	85.3

AFG’s book value per share was $47.06 at June 30, 2023. AFG paid cash dividends of $0.63 per share and repurchased $43 million of its common stock during the second quarter. For the three months ended June 30, 2023, AFG’s growth in book value per share plus dividends was 3.1% and year to date, growth in book value per share plus dividends was 10.0%. Annualized return on equity was 17.9% and 14.3% for the second quarters of 2023 and 2022, respectively.

Book value per share, excluding unrealized gains (losses) related to fixed maturities, was $52.90 at June 30, 2023. For the three months ended June 30, 2023, AFG’s growth in adjusted book value per share plus dividends was 4.2%. Year to date, growth in adjusted book value per share plus dividends was 8.3%.

AFG’s net earnings, determined in accordance with U.S. generally accepted accounting principles (GAAP), include certain items that may not be indicative of its ongoing core operations. The table below identifies such items and reconciles net earnings to core net operating earnings, a non-GAAP financial measure. AFG believes that its core net operating earnings provides management, financial analysts, ratings agencies and investors with an understanding of the results from the ongoing operations of the Company by excluding the impact of net realized gains and losses and other items that are not necessarily indicative of operating trends. AFG’s management uses core net operating earnings to evaluate financial performance against historical results because it believes this provides a more comparable measure of its continuing business. Core net operating earnings is also used by AFG’s management as a basis for strategic planning and forecasting.

In millions, except per share amounts	Three months ended June 30,		Six months ended June 30,
	2023	2022	2023	2022
Components of net earnings:
Core operating earnings before income taxes	$258	$308	$566	$686
Pretax non-core items:
Realized gains (losses) on securities	(2)	(93)	(48)	(108)
Gain (loss) on retirement of debt	(1)	(9)	1	(11)

Earnings before income taxes	255	206	519	567
Provision (credit) for income taxes:
Core operating earnings	56	65	117	140
Non-core items	(1)	(26)	(10)	(30)

Total provision for income taxes	55	39	107	110

Net earnings	$200	$167	$412	$457

Net earnings:
Core net operating earnings(a)	$202	$243	$449	$546
Non-core items:
Realized gains (losses) on securities	(1)	(73)	(38)	(85)
Gain (loss) on retirement of debt	(1)	(7)	1	(8)
Other	—	4	—	4

Net earnings	$200	$167	$412	$457

Components of earnings per share:
Core net operating earnings(a)	$2.38	$2.85	$5.27	$6.41
Non-core Items:
Realized gains (losses) on securities	(0.02)	(0.86)	(0.45)	(1.00)
Gain (loss) on retirement of debt	(0.02)	(0.08)	0.01	(0.10)
Other	—	0.05	—	0.05

Diluted net earnings per share	$2.34	$1.96	$4.83	$5.36

Footnote (a) is contained in the accompanying Notes to Financial Schedules at the end of this release.

Carl H. Lindner III and S. Craig Lindner, AFG’s Co-Chief Executive Officers, issued this statement: “We are pleased to report an annualized core operating return greater than 18% in the second quarter alongside double-digit premium growth. The higher interest rate environment contributed to meaningfully higher year-over-year investment income, and we continue to be pleased with the performance of our alternative investment portfolio, where returns exceeded our expectations during the quarter. These results, coupled with effective capital management and our entrepreneurial, opportunistic culture and disciplined operating philosophy enable us to continue to create value for our shareholders.

“AFG had approximately $700 million of excess capital at June 30, 2023, which is net of the $235 million in cash deployed to fund the CRS acquisition on July 3, 2023, and includes parent company cash and investments of approximately $550 million. Returning capital to shareholders in the form of regular and special cash dividends and through opportunistic share repurchases is an important and effective component of our capital management strategy. In addition, our excess capital will be deployed into AFG’s core businesses as we identify potential for healthy, profitable organic growth, and opportunities to expand our specialty niche businesses through acquisitions and start-ups that meet our target return thresholds.”

Messrs. Lindner continued, “Based on the results reported in the first half of the year and expectations for the remainder of the year, we now expect AFG’s core net operating earnings in 2023 to be in the range of $10.15 to $11.15 per share, a decrease from our previous range of $11.00 to $12.00 per share. At the midpoint of the range, our revised guidance would produce a core return on equity of approximately 20%. This guidance reflects updated full year expectations for underwriting results, partially offset by an increase in expected net investment income and continues to reflect an average crop year.”

AFG’s core earnings per share guidance excludes non-core items such as realized gains and losses and other significant items that are not able to be estimated with reasonable precision, or that may not be indicative of ongoing operations.

Specialty Property and Casualty Insurance Operations

Second quarter 2023 gross and net written premiums were up 12% and 10%, respectively, when compared to the second quarter of 2022. Year-over-year premium growth was reported within each of the Specialty P&C groups as a result of a combination of new business opportunities, increased exposures, and a good renewal rate environment. Average renewal pricing across our P&C Group, excluding workers’ compensation, was up approximately 5% for the quarter, and up approximately 4% overall, consistent with pricing increases achieved in the first quarter. We continued to attain renewal rate increases to achieve targeted returns, and we were successful in achieving or exceeding targeted returns in nearly all of our Specialty P&C businesses.

AFG’s Specialty P&C insurance operations reported underwriting profit of $123 million in the 2023 second quarter, compared to $197 million in the prior year period, with each of our Specialty P&C Groups producing lower year-over-year underwriting profit following the record second quarter underwriting profit reported in the 2022 period.

The second quarter 2023 combined ratio was 91.9%, 6.1 points higher than the prior year period. Second quarter 2023 results include $61 million (4.0 points on the combined ratio) of favorable prior year reserve development, compared to $86 million (6.2 points) in the comparable prior year period. Catastrophe losses impacted underwriting results by $53 million and added 3.5 points to the combined ratio in the second quarter of 2023, compared to $22 million (1.5 points) in the prior year period.

The Property and Transportation Group reported an underwriting profit of $32 million in the second quarter of 2023, compared to $39 million in the second quarter of 2022. Higher year-over-year profitability in our property and inland marine and ocean marine businesses was more than offset by lower favorable prior year reserve development in our transportation businesses. Catastrophe losses in this group were $15 million in the second quarter of 2023, compared to $19 million in the second quarter of 2022. Overall, the businesses in the Property and Transportation Group achieved a 94.2% calendar year combined ratio in the second quarter, 1.8 points higher than the comparable period in 2022.

Second quarter 2023 gross and net written premiums in this group were 10% and 6% higher, respectively, than the comparable prior year period. Factors contributing to the year-over-year growth included the impact of increased rates and exposures in our transportation businesses and earlier planting of corn and soybeans in our crop insurance business. Nearly all of the businesses in this group reported growth in gross and net written premium during the quarter. Overall renewal rates in this group increased 6% on average in the second quarter of 2023, consistent with the pricing achieved in this group for the first quarter of 2023.

The Specialty Casualty Group reported an underwriting profit of $95 million in the second quarter of 2023, compared to $130 million in the second quarter of 2022. Lower levels of favorable prior year reserve development in our workers’ compensation businesses and adverse development in our public entity business were partially offset by higher levels of favorable prior year reserve development in our executive liability business. Underwriting profitability in our workers’ compensation businesses overall continues to be excellent. Catastrophe losses for this group were $8 million in the second quarter of 2023 compared to less than $1 million in the prior year quarter. The businesses in the Specialty Casualty Group achieved a very strong 86.6% calendar year combined ratio overall in the second quarter of 2023, an increase of 6.5 points over the exceptionally strong 80.1% reported in the second quarter of 2022.

Second quarter 2023 gross and net written premiums both increased 7% when compared to the same prior year period. Three-fourths of the businesses in this group reported year-over-year growth. The primary factors contributing to the higher premiums included increased exposures and higher renewal rates in our excess and surplus lines business, new business opportunities, strong policy retention and rate increases in several of our targeted market businesses, and payroll growth in our workers’ compensation businesses. This growth was partially offset by lower year-over-year premiums in our executive liability business. Excluding our workers’ compensation businesses, renewal rates for this group were up approximately 6% in the second quarter; overall renewal rates in this group were up 3%.

The Specialty Financial Group reported an underwriting profit of $10 million in the second quarter of 2023, compared to $37 million in the second quarter of 2022. The decrease was primarily due to higher year-over-year catastrophe losses in our financial institutions business and lower profitability in our surety and fidelity businesses. Catastrophe losses for this group were $19 million in the second quarter of 2023 compared to $3 million in the prior year quarter. This group reported a combined ratio of 95.0% for the second quarter of 2023, 16.6 points higher than the very strong 78.4% reported in the comparable period in 2022, primarily the result of elevated catastrophe losses.

Second quarter 2023 gross and net written premiums in this group were up 40% and 36%, respectively, when compared to the prior year period. All of the businesses in this group reported growth during the quarter. Growth in our financial institutions business resulted from market opportunities and the addition of several new accounts. Renewal pricing in this group was up approximately 2% for the quarter.

Carl Lindner III stated, “I am pleased with the underwriting profitability in our Specialty P&C businesses in the second quarter of 2023, especially considering the challenges presented by the higher frequency of industry catastrophe losses during the quarter. New business opportunities, a continued favorable pricing environment and payroll growth contributed to double-digit growth in premiums during the quarter and through the first half of the year. Importantly, we continued to achieve pricing increases that enable us to meet or exceed targeted returns across our portfolio of Specialty P&C businesses.”

Mr. Lindner added, “Our underwriting results through the first six months of 2023 included elevated catastrophe losses and lower profitability in the Specialty Casualty Group, primarily due to lower favorable prior year reserve development in workers’ compensation and the impact of social inflation on selected businesses. Based on these results and our view that these trends will continue for the second half of the year, we now expect an overall 2023 calendar year combined ratio in the range of 89% to 91%, revised upward from our previous guidance of 87% to 89%. We have increased our guidance for net written premiums and now expect net written premiums to be 5% to 8% higher than the $6.2 billion reported in 2022. This compares to our previous guidance of growth in the range of 3% to 6% and will establish a record for net written premiums for the year.”

Further details about AFG’s Specialty P&C operations may be found in the accompanying schedules and in our Quarterly Investor Supplement, which is posted on our website.

Investments

Net Investment Income – For the quarter ended June 30, 2023, property and casualty net investment income was approximately 22% higher than the comparable 2022 period. Excluding the impact of alternative investments, net investment income in our property and casualty insurance operations for the three months ended June 30, 2023 increased 45% year-over-year as a result of the impact of rising interest rates and higher balances of invested assets. The annualized return on alternative investments was approximately 9.6% for the 2023 second quarter compared to 12.4% for the prior year quarter. Earnings from alternative investments may vary from quarter to quarter based on the reported results of the underlying investments, and generally are reported on a quarter lag. The average annual return on alternative investments over the five calendar years ended December 31, 2022, was approximately 14%. Our guidance for 2023 assumes a return of approximately 9% on alternative investments.

Non-Core Net Realized Gains (Losses) – AFG recorded second quarter 2023 net realized losses on securities of $1 million ($0.02 per share loss) after tax, which included $2 million ($0.02 per share) in after-tax net gains to adjust equity securities that the Company continued to own at June 30, 2023, to fair value. By comparison, AFG recorded net realized losses on securities of $73 million ($0.86 per share) in the comparable 2022 period.

After-tax unrealized losses related to fixed maturities were $497 million at June 30, 2023. Our portfolio continues to be high quality, with 93% of our fixed maturity portfolio rated investment grade and 96% of our P&C fixed maturity portfolio with a National Association of Insurance Commissioners’ designation of NAIC 1 or 2, its highest two categories.

More information about the components of our investment portfolio may be found in our Quarterly Investor Supplement, which is posted on our website.

About American Financial Group, Inc.

American Financial Group is an insurance holding company, based in Cincinnati, Ohio. Through the operations of Great American Insurance Group, AFG is engaged primarily in property and casualty insurance, focusing on specialized commercial products for businesses. Great American Insurance Group’s roots go back to 1872 with the founding of its flagship company, Great American Insurance Company.

Forward Looking Statements

This press release, and any related oral statements, contains certain statements that may be deemed to be “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements in this press release not dealing with historical results are forward-looking and are based on estimates, assumptions and projections. Examples of such forward-looking statements include statements relating to: the Company’s expectations concerning market and other conditions and their effect on future premiums, revenues, earnings, investment activities and the amount and timing of share repurchases or special dividends; recoverability of asset values; expected losses and the adequacy of reserves for asbestos, environmental pollution and mass tort claims; rate changes; and improved loss experience.

Actual results and/or financial condition could differ materially from those contained in or implied by such forward-looking statements for a variety of reasons including, but not limited to: the risks and uncertainties AFG describes in the “Risk Factors” section of its most recent Annual Report on Form 10-K, as updated by its other reports filed with the Securities and Exchange Commission; changes in financial, political and economic conditions, including changes in interest and inflation rates, currency fluctuations and extended economic recessions or expansions in the U.S. and/or abroad; performance of securities markets; new legislation or declines in credit quality or credit ratings that could have a material impact on the valuation of securities in AFG’s investment portfolio; the availability of capital; changes in insurance law or regulation, including changes in statutory accounting rules, including modifications to capital requirements; changes in the legal environment affecting AFG or its customers; tax law and accounting changes; levels of natural catastrophes and severe weather, terrorist activities (including any nuclear, biological, chemical or radiological events), incidents of war or losses resulting from pandemics, civil unrest and other major losses; disruption caused by cyber-attacks or other technology breaches or failures by AFG or its business partners and service providers, which could negatively impact AFG’s business and/or expose AFG to litigation; development of insurance loss reserves and establishment of other reserves, particularly with respect to amounts associated with asbestos and environmental claims; availability of reinsurance and ability of reinsurers to pay their obligations; competitive pressures; the ability to obtain adequate rates and policy terms; changes in AFG’s credit ratings or the financial strength ratings assigned by major ratings agencies to AFG’s operating subsidiaries; the impact of the conditions in the international financial markets and the global economy relating to AFG’s international operations; and effects on AFG’s reputation, including as a result of environmental, social and governance matters.

The forward-looking statements herein are made only as of the date of this press release. The Company assumes no obligation to publicly update any forward-looking statements.

Conference Call

The Company will hold a conference call to discuss 2023 second quarter results at 11:30 a.m. (ET) tomorrow, Thursday, August 3, 2023. New, simplified event registration and access provides two ways to access the call.

Participants should register for the call here now or any time up to and during the time of the call, and will immediately receive the dial-in number and a unique PIN to access the call. While you may register at any time up to and during the time of the call, you are encouraged to join the call 10 minutes prior to the start of the event.

The conference call and accompanying webcast slides will also be broadcast live over the internet. To access the event, click the following link: https://www.afginc.com/news-and-events/event-calendar. Alternatively, you can choose Events from the Investor Relations page at www.AFGinc.com.

A replay of the webcast will be available via the same link on our website approximately two hours after the completion of the call.

Contact:

Diane P. Weidner, IRC

Vice President – Investor & Media Relations

513-369-5713

Websites:

www.AFGinc.com

www.GreatAmericanInsuranceGroup.com

# # #

(Financial summaries follow)

This earnings release and AFG’s Quarterly Investor Supplement are available in the Investor Relations section of AFG’s website: www.AFGinc.com.

AMERICAN FINANCIAL GROUP, INC.

SUMMARY OF EARNINGS AND SELECTED BALANCE SHEET DATA

(In Millions, Except Per Share Data)

	Three months ended June 30,		Six months ended June 30,
	2023	2022	2023	2022
Revenues
P&C insurance net earned premiums	$1,507	$1,393	$2,944	$2,695
Net investment income	198	168	415	398
Realized gains (losses) on securities	(2)	(93)	(48)	(108)
Income of managed investment entities:
Investment income	112	54	216	100
Gain (loss) on change in fair value of assets/liabilities	—	(15)	(4)	(20)
Other income	25	32	57	62

Total revenues	1,840	1,539	3,580	3,127
Costs and expenses
P&C insurance losses & expenses	1,390	1,206	2,683	2,313
Interest charges on borrowed money	19	23	38	46
Expenses of managed investment entities	103	47	198	86
Other expenses	73	57	142	115

Total costs and expenses	1,585	1,333	3,061	2,560

Earnings before income taxes	255	206	519	567
Provision for income taxes	55	39	107	110

Net earnings	$200	$167	$412	$457

Diluted earnings per common share	$2.34	$1.96	$4.83	$5.36

Average number of diluted shares	85.2	85.3	85.3	85.3

Selected Balance Sheet Data:	June 30, 2023	December 31, 2022
Total cash and investments	$14,489	$14,512
Long-term debt	$1,474	$1,496
Shareholders’ equity(b)	$3,993	$4,052
Shareholders’ equity (excluding unrealized gains/losses related to fixed maturities)(b)	$4,490	$4,578
Book value per share(b)	$47.06	$47.56
Book value per share (excluding unrealized gains/losses related to fixed maturities)(b)	$52.90	$53.73
Common Shares Outstanding	84.9	85.2

Footnote (b) is contained in the accompanying Notes to Financial Schedules at the end of this release.

AMERICAN FINANCIAL GROUP, INC.

SPECIALTY P&C OPERATIONS

(Dollars in Millions)

	Three months ended June 30,		Pct. Change	Six months ended June 30,		Pct. Change
	2023	2022		2023	2022
Gross written premiums	$2,369	$2,123	12%	$4,524	$4,059	11%

Net written premiums	$1,667	$1,516	10%	$3,186	$2,884	10%

Ratios (GAAP):
Loss & LAE ratio	60.2%	55.4%		58.6%	54.3%
Underwriting expense ratio	31.7%	30.4%		32.0%	30.6%

Specialty Combined Ratio	91.9%	85.8%		90.6%	84.9%

Combined Ratio – P&C Segment	91.7%	86.0%		90.5%	85.0%

Supplemental Information:(c)
Gross Written Premiums:
Property & Transportation	$1,059	$962	10%	$1,931	$1,722	12%
Specialty Casualty	1,012	948	7%	2,073	1,924	8%
Specialty Financial	298	213	40%	520	413	26%

	$2,369	$2,123	12%	$4,524	$4,059	11%

Net Written Premiums:
Property & Transportation	$668	$632	6%	$1,220	$1,133	8%
Specialty Casualty	693	646	7%	1,415	1,296	9%
Specialty Financial	240	177	36%	424	336	26%
Other	66	61	8%	127	119	7%

	$1,667	$1,516	10%	$3,186	$2,884	10%

Combined Ratio (GAAP):
Property & Transportation	94.2%	92.4%		92.6%	89.3%
Specialty Casualty	86.6%	80.1%		87.1%	80.4%
Specialty Financial	95.0%	78.4%		90.8%	80.1%
Aggregate Specialty Group	91.9%	85.8%		90.6%	84.9%

	Three months ended June 30,		Six months ended June 30,
	2023	2022	2023	2022
Reserve Development (Favorable)/Adverse:
Property & Transportation	$(21)	$(30)	$(58)	$(64)
Specialty Casualty	(24)	(49)	(51)	(98)
Specialty Financial	(11)	(15)	(14)	(28)
Other Specialty	(5)	8	(2)	15

Specialty Group	(61)	(86)	(125)	(175)
Other	(1)	1	—	2

Total Reserve Development	$(62)	$(85)	$(125)	$(173)

Points on Combined Ratio:
Property & Transportation	(3.8)	(6.0)	(5.7)	(6.8)
Specialty Casualty	(3.4)	(7.5)	(3.6)	(7.5)
Specialty Financial	(5.7)	(8.9)	(3.5)	(8.5)
Aggregate Specialty Group	(4.0)	(6.2)	(4.2)	(6.5)
Total P&C Segment	(4.2)	(6.1)	(4.3)	(6.4)

Footnote (c) is contained in the accompanying Notes to Financial Schedules at the end of this release.

AMERICAN FINANCIAL GROUP, INC.

Notes to Financial Schedules

a)	Components of core net operating earnings (in millions):

	Three months ended June 30,		Six months ended June 30,
	2023	2022	2023	2022
Core Operating Earnings before Income Taxes:
P&C insurance segment	$299	$345	$649	$767
Interest and other corporate expenses	(41)	(37)	(83)	(81)

Core operating earnings before income taxes	258	308	566	686
Related income taxes	56	65	117	140

Core net operating earnings	$202	$243	$449	$546

b)

Shareholders’ Equity at June 30, 2023 includes $497 million ($5.84 per share) in unrealized after-tax losses related to fixed maturities compared to $526 million ($6.17 per share) in unrealized after-tax losses related to fixed maturities at December 31, 2022.

c)	Supplemental Notes:

•

Property & Transportation includes primarily physical damage and liability coverage for buses and trucks and other specialty transportation niches, inland and ocean marine, agricultural-related products and other commercial property coverages.

•

Specialty Casualty includes primarily excess and surplus, general liability, executive liability, professional liability, umbrella and excess liability, specialty coverages in targeted markets, customized programs for small to mid-sized businesses and workers’ compensation insurance.

•

Specialty Financial includes risk management insurance programs for lending and leasing institutions (including equipment leasing and collateral and lender-placed mortgage property insurance), surety and fidelity products and trade credit insurance.

•	Other includes an internal reinsurance facility.